UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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INTERNATIONAL SHIPHOLDING CORPORATION
             (Name of Registrant as Specified In Its Charter)

                            __________________________________________________________________
              (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INTERNATIONAL SHIPHOLDING CORPORATION
18th Floor
RSA Battle House Tower Office Building
11 North Water Street, Suite 18290
Mobile, Alabama 36602
________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
________________________

TO COMMON STOCKHOLDERS OF INTERNATIONAL SHIPHOLDING CORPORATION:

We will hold our annual meeting of stockholders in the Executive Board Room, 18th Floor, RSA Battle House Tower, 11 North Water Street, Suite 18290, Mobile, Alabama, on Wednesday April 25, 2012, at 2:00 p.m., Central time, for the following purposes:

(i)	to elect as directors for a one-year term the eight nominees named in the accompanying proxy statement;

(ii)	to ratify the appointment of PricewaterhouseCoopers LLP, independent registered public accountants, as our independent auditors for the fiscal year ending December 31, 2012;

(iii)	to hold an advisory vote on our executive compensation as disclosed in the accompanying proxy statement; and

(iv)	to transact any other business that may properly come before the meeting or any adjournment thereof.

Only common stockholders of record at the close of business on March 2, 2012, are entitled to notice of and to vote at the annual meeting.

You are all cordially invited to attend the meeting in person.  However, if you are unable to attend in person and wish to have your stock voted, please submit your proxy by telephone or internet, or, if you have received a paper copy of our proxy materials, by completing, signing, and dating the enclosed proxy card and mailing it in the accompanying envelope as promptly as possible.

BY ORDER OF THE BOARD OF DIRECTORS

R. CHRISTIAN JOHNSEN
Secretary

Mobile, Alabama
March 13, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL STOCKHOLDER MEETING TO BE HELD ON APRIL 25, 2012.

This proxy statement and our 2011 annual report are available at

http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=03200

INTERNATIONAL SHIPHOLDING CORPORATION
18th Floor
RSA Battle House Tower Office Building
11 North Water Street, Suite 18290
Mobile, Alabama 36602
________________________

PROXY STATEMENT
________________________

GENERAL INFORMATION

The 2012 annual meeting of stockholders (the “Annual Meeting”) of International Shipholding Corporation (the “Company” or “we”) will be held on Wednesday, April 25, 2012, at 2:00 p.m., Central time, in the Executive Board Room, 18th Floor, RSA Battle House Tower, 11 North Water Street, Suite 18290, Mobile, Alabama.

This proxy statement describes in detail the matters proposed by your Board of Directors (the “Board”) to be considered and voted upon at the meeting.  We are furnishing this proxy statement and the accompanying annual report to stockholders (the “Proxy Materials”) to our stockholders to solicit proxies on behalf of our Board for use at our Annual Meeting.

This year, we are giving our stockholders an option of receiving their proxy materials electronically or in paper form. The Securities and Exchange Commission’s Notice and Access proxy rule allows companies to furnish proxy materials to stockholders by allowing them to access material on the internet instead of mailing a printed set to each stockholder, unless the stockholder requests delivery by traditional mail or electronically by e-mail.  We believe this approach provides our stockholders with the proxy materials they need while reducing printing and postage costs and reducing the environmental impact of our Annual Meeting.

In accordance with these rules, beginning on or about March 13, 2012, we began mailing a Notice of Internet Availability of Proxy Materials (“Notice”) to our stockholders and made our Proxy Materials available online.  Only common stockholders of record as of March 2, 2012 are entitled to notice of, and to vote on matters presented at, the Annual Meeting.  At the close of business on March 2, 2012, we had outstanding 7,220,299 shares of common stock, $1.00 par value per share (the “Common Stock”).

The Notice contains instructions on how to access our Proxy Materials on the internet, as well as how to vote online, by telephone, or in person at the Annual Meeting.  Most stockholders will not receive printed copies of the Proxy Materials unless requested.  If you would like to receive a paper or email copy of our Proxy Materials, please follow the instructions for requesting the materials in the Notice.

We will bear the cost of soliciting proxies.  We may have our employees or other representatives solicit proxies by mail, personal interview, telephone, telegraph, facsimile, or e-mail.  Additionally, we will request that banks, brokerage houses, and other institutions, nominees, and fiduciaries forward the Proxy Materials to their principals and obtain authorization for the execution of proxies.  We will, upon request, reimburse such parties for their expenses incurred in connection therewith.

ABOUT THE MEETING AND THIS PROXY STATEMENT

What is the purpose of the meeting?
At the Annual Meeting, stockholders will be asked to (i) elect eight directors; (ii) ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2012; (iii) approve, by non-binding vote, the compensation of our named executive officers as disclosed in this proxy statement (the “say-on-pay” vote); and (iv) transact any other business that may properly come before the meeting or any adjournment thereof.

Why did I receive a one-page “Notice of Internet Availability of Proxy Materials” instead of a full set of proxy materials?  Why am I being asked to review materials on-line?

Under rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we are electing to furnish Proxy Materials to our stockholders on the internet rather than mailing printed copies of those materials to each stockholder.  If you received a Notice by mail, you will not receive a printed copy of our Proxy Materials unless you request one.  Instead, the Notice will instruct you as to how you may access and review the Proxy Materials on the internet.  If you received a Notice by mail and would like to receive a printed copy of our Proxy Materials, please follow the instructions included in the Notice.

Who is entitled to vote?  How many votes may I cast?

Only stockholders of record at the close of business on the record date, March 2, 2012, are entitled to receive notice of the Annual Meeting and to vote on the proposals at the Annual Meeting, or any postponement or adjournment of the meeting.  Each share outstanding on the record date entitles its holder to cast one vote in the election of each director nominee and one vote on each other matter presented for vote at the Annual Meeting.

Who may attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting.  Please note that if you are the beneficial owners of shares held in “street name,” you will need to bring a copy of your brokerage statement reflecting your stock ownership as of the record date and, if you intend to vote those shares at the Annual Meeting, a notarized affidavit from the broker stating that the shares have not been voted.

What is the difference between being a “stockholder of record” and being the beneficial owner of shares held in “street name”?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the “stockholder of record.”  The Notice and/or Proxy Materials have been sent to you directly by us.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in “street name.”  The Notice and/or Proxy Materials have been forwarded to you by your broker, bank, or nominee who is considered, with respect to those shares, the stockholder of record.  As the beneficial owner, you have the right to direct your broker, bank, or nominee how to vote your shares by following the voting instructions on the form that you receive from your broker, bank, or nominee.

How do I vote?

If you are a stockholder of record:  You may vote by telephone or internet or by following the instructions on the Notice or, if you received a printed copy of these Proxy Materials, you may complete and properly sign the accompanying proxy card and return it to us.  If you submit your vote timely by any of these methods, your vote will be cast as you direct.  Please do not return a proxy card if you vote by telephone or internet.

If you are the beneficial owner of shares held in street name:  As the beneficial owner, you have the right to instruct your broker, bank or nominee how to vote your shares by using any voting instruction card supplied by them or by following their instructions for voting by telephone, the internet, or in person.

Even if you plan to attend the Annual Meeting, we recommend that you vote in advance of the meeting.

Once I deliver my proxy, can I revoke or change my vote?

You may revoke your proxy at any time prior to it being exercised by filing a written revocation or duly executed proxy bearing a later date with our Secretary.  The proxy will be deemed revoked if you are present at the Annual Meeting and elect to vote in person.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stock Ownership of Certain Beneficial Owners

As of our record date, March 2, 2012, the persons named below were, to our knowledge, the only beneficial owners of more than 5% of our outstanding shares of Common Stock, determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 (the “Exchange Act”), other than Niels M. Johnsen, whose beneficial ownership of our Common Stock is described in the next table.  Unless otherwise indicated, all shares shown as beneficially owned are held with sole voting and investment power.

Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
The Niels W. Johnsen Family 2011 Trust Niels W. Johnsen(2) One Whitehall Street New York, New York 10004	867,107(3)	12.01%
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	614,335(4)	8.51%
T. Rowe Price Associates, Inc. T. Rowe Price Small-Cap Value Fund, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	526,560(5)	7.29%
BlackRock, Inc. 40 East 52nd Street New York, New York 10022	366,200(6)	5.07%
______________

(1)	Calculated on the basis of 7,220,299 shares of our Common Stock outstanding on our record date of March 2, 2012.

(2)
Niels W. Johnsen, a co-founder of our Company, served as our Chairman and Chief Executive Officer from 1979 until his retirement in 2003 and continued to serve on our Board until 2009.  As of March 2, 2012, Niels W. Johnsen, Erik F. Johnsen, and their spouses, children (including Niels M. Johnsen and Erik L. Johnsen), and grandchildren (collectively, the “Johnsen Family”) beneficially owned an aggregate of 1,679,883 shares or 23.27% of our Common Stock.  To the extent they act together, the Johnsen Family may be deemed to control International Shipholding Corporation.

(3)
Based on information contained in Schedule 13G/A filed with the SEC on May 19, 2011.  Of the total shares reported as beneficially owned, 642,485 are directly owned by the Niels W. Johnsen Family 2011 Trust (the “NWJ Trust”), while the remaining 224,622 shares are owned by Caltar Corporation (“Caltar”), in which the NWJ Trust has a controlling interest.  Mr. Niels W. Johnsen, as a trustee and the lifetime income beneficiary of the NWJ Trust and as President and director of Caltar, shares voting and investment power over all reported shares.  Mr. Johnsen’s son, Niels M. Johnsen, also shares voting and investment power over these same shares.  Please see note 3 to the next table (“Stock Ownership of Management”).

(4)
Based on information contained in Schedule 13G/A filed with the SEC on February 14, 2012, all of the shares reported are owned by investment advisory clients of Dimensional Fund Advisory LP (“Dimensional Fund”).  To Dimensional Fund’s knowledge, no such client has an interest relating to more than 5% of the class of securities to which the Schedule 13G/A relates.  As investment advisor, Dimensional Fund has (i) sole voting  power with respect to 608,435 shares and sole dispositive power with respect to all reported shares.  Dimensional Fund expressly disclaims beneficial ownership of the reported shares.

(5)
Based on information contained in Schedule 13G/A filed with the SEC on February 9, 2012, all of the shares reported by T. Rowe Price Associates, Inc. (“Price Associates”) are owned by investment advisory clients of Price Associates and such clients have the right to receive dividends from and proceeds from the sale of such shares.  With respect to the shares reported as owned by T. Rowe Price Small-Cap Stock Fund, Inc. (“T. Rowe Price Fund”), a registered investment company sponsored by Price Associates to which it also serves as investment advisor, only State Street Bank and Trust Company, as custodian for T. Rowe Price Fund, has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities.  To Price Associates’ knowledge, no other advisory client has an interest relating to more than 5% of the class of securities to which the Schedule 13G/A relates.  As investment advisor, Price Associates has (i) sole voting power with respect to 1,560 shares and (ii) sole dispositive power with respect to all reported shares, and T. Rowe Price Fund has sole voting power over 525,000 shares.

(6)	Based on information contained in Schedule 13G filed with the SEC on February 9, 2012 by BlackRock, Inc., which has sole voting and investment power over all reported shares.

Stock Ownership of Management

The table below sets forth certain information concerning the beneficial ownership, as of our record date of March 2, 2012, of our Common Stock by (i) each director and director nominee, (ii) each executive officer for whom compensation information is disclosed under the caption “Executive Compensation” (our “Named Executive Officers”), and (iii) all of our directors and executive officers as a group, determined in accordance with Rule 13d-3 of the Exchange Act.  Unless otherwise indicated, all shares shown as beneficially owned are held with sole voting and investment power.

Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Directors
Niels M. Johnsen(2)	1,104,638(3)(4)	15.30%
Erik F. Johnsen(2)(5)	220,561(6)	3.05%
Erik L. Johnsen(2)	170,610(4)(7)	2.36%
Edwin A. Lupberger	4,691	*
H. Merritt Lane, III	1,691	*
T. Lee Robinson, Jr.	2,129	*
James J. McNamara	1,991	*
Kenneth H. Beer	1,691	*
Harris V. Morrissette	5,691	*

Named Executive Officers(8)
Manuel G. Estrada	21,281(4)	*
Peter M. Johnston	5,757(4)	*

All directors and executive officers as a group
(11 persons)(9)	1,540,711	21.34%
______________

* Less than 1 percent.

(1)
Calculated on the basis of 7,220,299 shares of our Common Stock outstanding on our record date, March 2, 2012, and includes any shares the director, officer, or group has the right to acquire within 60 days.

(2)
As of March 2, 2012, Niels W. Johnsen, Erik F. Johnsen, and their spouses, children (including Niels M. Johnsen and Erik L. Johnsen), and grandchildren (collectively, the “Johnsen Family”) beneficially owned an aggregate of 1,679,883 shares or 23.27% of our Common Stock.  To the extent they act together, the Johnsen Family may be deemed to control International Shipholding Corporation.

(3)
Includes 867,107 shares that are also reported as beneficially owned by Niels M. Johnsen’s father, Niels W. Johnsen in note 3 of the previous table (“Stock Ownership of Certain Beneficial Owners”):  642,485 shares held directly by the NWJ Trust, of which Niels M. Johnsen is a trustee and 224,622 shares owned by Caltar, an entity controlled by the NWJ Trust and of which Niels M. Johnsen is a Vice President, director, and shareholder.

(4)
Includes shares of restricted stock, for which the executive has sole voting rights but no disposition rights, in the following amounts:  Niels M. Johnsen, 20,000 shares; Erik L. Johnsen, 20,000 shares; Manuel G. Estrada, 5,000 shares; Peter M. Johnston, 2,500 shares.

(5)	Mr. Johnsen is not standing for re-election, as he will be retiring from our Board on April 25, 2012, the date of our Annual Meeting. Please see “Election of Directors.”

(6)
Includes 67,908 shares held by the Erik F. Johnsen Family Limited Partnership, of which Mr. Johnsen is General Partner; 24,312 shares owned by the Erik F. Johnsen Family Foundation, of which Mr. Johnsen claims no beneficial ownership but maintains voting and disposition rights, and 91,456 shares owned by EFJ Family Investments, LLC (the “EFJ LLC”), of which Mr. Johnsen is a member and manager but disclaims beneficial ownership.

(7)
Includes 16,250 shares held in trust for Erik L. Johnsen’s children, of which he is a trustee, and 20.40 shares held by the Erik F. Johnsen Family Limited Partnership, of which Mr. Johnsen is General Partner.

(8)	Information regarding shares beneficially owned by our two other Named Executive Officers, Niels M. Johnsen and Erik L. Johnsen, appears immediately above under the caption “Directors.”

(9)
Includes 867,107 shares for which the reporting director or officer shares voting and investment power, 86,199 shares held indirectly by the reporting director or officer, 47,500 of restricted stock for which the reporting officer has sole voting rights but no disposition rights, and 24,312 shares for which the reporting director or officer disclaims beneficial ownership but maintains voting and disposition rights.

ELECTION OF DIRECTORS

(PROPOSAL 1)

Our directors are elected annually by plurality vote of our stockholders.  Unless authority to vote for the election of directors is withheld, the persons named in the enclosed proxy cards will vote for the election of the eight nominees named below to serve until the next annual meeting or until their successors are duly elected and qualified.

On February 1, 2012, Mr. Erik F. Johnsen advised us that he would not seek re-election and will retire from the Board effective April 25, 2012, the date of the Annual Meeting.  Mr. Johnsen, co-founder of the Company, served as our Chairman and Chief Executive Officer from 2003 until 2007 and has been a director since 1978.  Based on the recommendation from the Nominating and Governance committee, the Board has reduced the number of directors to eight, effective with Mr. Johnsen’s retirement at the Annual Meeting.

Each of the eight director nominees is an incumbent director nominated for re-election by the Board, acting upon the recommendation of its Nominating and Governance Committee.  The Board has determined that six of the nominees – Messrs. Beer, Lane, Lupberger, McNamara, Morrissette, and Robinson – qualify as independent directors under the independence standards of the SEC and the New York Stock Exchange (“NYSE”), on which our Common Stock is listed.  For additional information on our nomination process, see the section immediately following the nominees’ biographies, “Director Nominating Process and Considerations.”  In the unanticipated event that any of the nominees cannot be a candidate at the Annual Meeting, the shares represented by the proxies will be voted in favor of such replacement nominees as may be designated by the Board, without re-soliciting proxies.  In no event will the proxies be voted for more than eight nominees.

Biographic information for each director nominee is detailed below.  Each director nominee’s biography contains information regarding his tenure as a director, his business experience, any other public company directorships held currently or at any time during the last five years, and his experiences, qualifications, attributes, or skills that led the Nominating and Governance Committee and our Board to determine that he should be re-nominated to serve as one of our directors.

The Board of Directors recommends a vote FOR each of the nominees named below.

Name and Age	Business Experience, Qualifications, and Skills	Director Since
Niels M. Johnsen, 66
Niels M. Johnsen has served as our Chairman and Chief Executive Officer since 2007.  He served as President of International Shipholding Corporation from 2003 until 2007.  Mr. Johnsen joined our subsidiary Central Gulf, in 1970 and held various positions before being named President of International Shipholding Corporation in 2003.  He also serves as Chairman of each of our principal subsidiaries.  Mr. Johnsen was a trustee and director of Atlantic Mutual Companies from 2002 to 2010.  Mr. Johnsen is a member of and former Chairman of the Board of National Cargo Bureau, Inc., Trustee and Lay Vice President of the Seamen’s Church Institute, and a member of the American Bureau of Shipping, National Defense Transportation Association and Navy League of the United States.  Mr. Johnsen is the nephew of Erik F. Johnsen and the cousin of Erik L. Johnsen.

Key Qualifications, Experiences, and Skills:
• Executive experience in the marine transportation industry
• Experience as our chief executive
1988
Erik L. Johnsen, 54
Erik L. Johnsen is our President.  He joined Central Gulf in 1979 and held various positions before being named President of International Shipholding Corporation in 2007.  Mr. Johnsen was Vice President of International Shipholding Corporation from 1987 until 2007.  In 1997, he was named as Executive Vice President and President of each of our principal subsidiaries.  He is responsible for all operations of the Company’s vessel fleet and leads the Company’s Ship Management Group.  He is the son of Erik F. Johnsen and the cousin of Niels M. Johnsen.

Key Qualifications, Experiences, and Skills:
• Executive experience in the marine transportation industry
• Experience as one of our most senior executives
1994
Edwin A. Lupberger, 75
Edwin A. Lupberger has served as President of Nesher Investments, LLC since 1998. Previously, Mr. Lupberger served as Chairman of the Board and Chief Executive Officer of Entergy Corporation from 1985 to 1998. Prior to 1985, Mr. Lupberger served as Senior Vice President & Chief Financial Officer and director of Indianapolis Power & Light.  Mr. Lupberger served as a board member of the United States Chamber of Commerce, holding several leadership positions, including Chairman of the Board and Chairman of the Executive Committee.  Mr. Lupberger served as a director of the First Commerce Corp. and First National Bank of Commerce before BankOne acquired them, finally serving as an advisory director of BankOne New Orleans. Mr. Lupberger is the current Chairperson for our Board’s Compensation Committee and a member of our Audit Committee.

Key Qualifications, Experiences, and Skills:
• Experience as a chief executive of a publicly-owned company
• Finance experience that qualifies him as an “audit committee financial expert”
• Former director of other publicly-owned companies
1988
H. Merritt Lane III, 50
H. Merritt Lane III has served as the President and Chief Executive Officer of Canal Barge Company, Inc. since 1994 and as a director of that company since 1988.  Mr. Lane is actively involved in industry affairs, including serving as Past Chairman and current Treasurer of the board of directors of the American Waterways Operators, as a Vice-Chairman of the Waterways Council Inc., and as a director of the National Waterways Foundation and the U.S. Coast Guard Foundation. He also serves on the board of directors of Hibernia Homestead Bancorp, a publicly-traded company, and Pontchartrain Materials Company, a privately-owned company based in New Orleans, Louisiana. Mr. Lane is active in numerous civic organizations, including the Business Council of New Orleans & the River Region and the Young President’s Organization. Mr. Lane is the current Chairperson for the Board’s Audit Committee and a member of our Nominating and Governance Committee.

Key Qualifications, Experiences, and Skills:
• Executive experience in the marine transportation industry
• Experience as a chief executive of a privately-owned company
• Finance experience that qualifies him as an “audit committee financial expert”
• Director of another publicly-owned company
2004
T. Lee Robinson, Jr., 49
Since 2000, T. Lee Robinson, Jr. has been President, Chief Executive Officer, and a director of OHC, Inc., a family-owned import/export hardwood lumber company specializing in industrial wooden components for the transportation and utility industries.  Prior to then, Mr. Robinson served as Vice-President of OHC in charge of Purchasing and Ocean Freight from 1992 to 1999.  Mr. Robinson also serves as a director on the New Orleans Branch of the Federal Reserve Bank of Atlanta and, in 2011, completed the Corporate Governance program at University of Pennsylvania’s Wharton School of Business.  Mr. Robinson currently serves as the Chairperson for the Board’s Nominating and Governance Committee and as a member of our Audit Committee.

Key Qualifications, Experiences, and Skills:
• Experience as a chief executive of a privately-owned company
• Expertise in finance
• Expertise in import-export regulations
2008
James J. McNamara, 69
James J. McNamara is the former President of National Cargo Bureau, Inc., a non-profit organization that provides inspection services and surveys that are incidental to the loading and unloading of vessels, a position he held from 1993 until his retirement in March 2010.  Mr. McNamara also serves as (i) the Chairman of the Maritime Industry Museum, Fort Schuyler, Bronx, New York, (ii) a trustee of the Seamen’s Church Institute, (iii) a director of the India House Foundation, National Maritime Historical Society, North American Marine Environment Protection Association, and Lifesaving Benevolent Association of New York and (iv) Vice President of the Marine Society of the City of New York. Mr. McNamara has over 40 years of maritime experience, working in various capacities primarily with National Cargo Bureau, Inc.  Mr. McNamara is currently a member of our Compensation Committee and our Nominating and Governance Committee.

Key Qualifications, Experiences, and Skills:
• Executive experience in the marine transportation industry
• Expertise in vessel inspection and cargo handling
2008
Kenneth H. Beer, 54
Kenneth H. Beer has served as Senior Vice President and Chief Financial Officer of Stone Energy Corporation since 2005.  Between 1992 and 2005, Mr. Beer was a partner at the investment banking firm of Johnson Rice & Company in New Orleans, Louisiana, where he served as director of research and a senior energy analyst for the firm.  Mr. Beer serves on the board of managers for both J.P.Morgan Venture Capital and Corporate Finance Private Equity Funds. He serves on the board of the New Orleans Children’s Hospital where he previously served as Chairman of the Board and Chairman of the Finance Committee.  Mr. Beer is also on the board of Isidore Newman School in New Orleans.  Mr. Beer currently serves on our Board’s Audit Committee and the Compensation Committee.

Key Qualifications, Experiences, and Skills:
• Qualifies as an “audit committee financial expert”
• Expertise in finance
• Executive of a publicly-owned company
2009
Harris V. Morrissette, 52
Harris V. Morrissette currently serves as President of China Doll Rice and Beans, Inc., a position he has held since 2007. Previously, Mr. Morrissette served as Chief Executive Officer of Marshall Biscuit Company, Inc. from 1994 to 1997.  Mr. Morrissette currently serves on the board of directors of Banctrust Financial Group, Inc. and is a Trustee of Williamsburg Investment Trust, both publicly-traded companies, and White-Spunner Construction, Inc., a privately owned company based in Mobile, Alabama. Mr. Morrissette served on the board of directors of EnergySouth, Inc. from 2001 until the Company was sold in 2008.  He is also a board member of the Business Council of Alabama and the Economic Development Partnership of Alabama.  Mr. Morrissette currently serves on our Board’s Compensation Committee and our Nominating and Governance Committee.

Key Qualifications, Experiences, and Skills:
• Experience as a chief executive of a privately-owned company
• Director of other publicly-owned companies
2009

Director Nominating Process and Considerations

Nominations for the election of directors at our annual stockholder meetings may be made by the Board (upon the receipt of recommendations of the Nominating and Governance Committee) or by any stockholder of record who complies with our by-laws.  For the meeting this year, the Board has nominated the eight nominees listed above to stand for election as directors, and did not receive any stockholder recommendations.  For further information on the ability of our stockholders to nominate directors, please see the information below under “Ability of Stockholders to Nominate Directors.”

In connection with assessing the needs of the Board, the Nominating and Governance Committee has sought individuals from inside and outside of the maritime transportation industry.  In connection with determining the current composition of the Board, the Nominating and Governance Committee assessed the diverse range of skills and experience of our directors outlined above, coupled with the judgment that each has exhibited and the knowledge of our operations that each has acquired in connection with their service on the Board.  Although it does not have a formal diversity policy, the Nominating and Governance Committee believes that our directors possess a wide range of backgrounds, perspectives, skills and experiences.

Ability of Stockholders to Nominate Directors

Our by-laws permit our stockholders of record to nominate candidates for director, provided that they follow the notice procedures specified in our by-laws.  Under our by-laws, any such stockholder interested in making a nomination generally must deliver written notice to our secretary not more than 180 days and not less than 90 days in advance of the first anniversary of the preceding year’s annual stockholders meeting.  The nominating stockholder’s written notice must include (i) the name and address of the nominating stockholder and beneficial owner, if any, as they appear in our books, (ii) a description of the class or series and number of our shares owned by the nominating stockholder and beneficial owner, (iii) a description of, among other things, any “derivative interest,” arrangement pursuant to which the nominating stockholder has the right to vote any of our shares, “short interests,” and rights to dividends, (iv) any other information that would be required to be disclosed by the nominating stockholder and beneficial owner in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election, and (v) various information about each proposed nominee, including but not limited to a description of such nominee’s relationship with the nominating stockholder and beneficial owner as well as other information required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election, in each case as further described in our by-laws.

The notice must also be accompanied by a signed affidavit completed by each proposed nominee attesting to each proposed nominee’s qualifications for service and a written representation and agreement whereby the proposed nominee confirms that he or she is not and will not become a party to certain agreements or arrangements.  Stockholders interested in bringing any matter other than a director nomination before an annual meeting should consult our by-laws for additional procedures governing such requests.  We may disregard any nomination or submission of any other matter that fails to comply with these by-law procedures.  The deadlines for stockholder submission of director nominations for election at our 2013 annual meeting of stockholders may be found under in the section entitled “Other Matters – Stockholder Proposals and Nominations.”

Although we do not have a history of receiving recommendations for director nominations from stockholders, the Nominating and Governance Committee envisions that it would evaluate any such recommended candidate on the same terms as other proposed nominees, but would place a substantial premium on retaining incumbent directors who are familiar with our management, operations, business, industry, strategies and competitive position, and who have previously demonstrated a proven ability to provide valuable contributions to International Shipholding Corporation.

BOARD OF DIRECTORS

Board Meetings and Attendance

As described below under the heading “Role of Board Committees,” there were four Board meetings and a total of 11 committee meetings during 2011.  Directors are expected to attend each annual meeting of the Company’s stockholders, and all did attend the 2011 annual meeting.  Each member of the Board attended at least 75% of the aggregate number of meetings of the Board and committees of which he was a member in 2011.

Director Independence

A majority of our directors are “independent directors” as defined by the SEC and the NYSE.  Generally, a director does not qualify as an independent director if the director (or in some cases, members of the director’s immediate family) has, or in the past three years has had, certain material affiliations with us, our external or internal auditors, or other companies that do business with us.  Based on information made available to it, the Board has affirmatively determined that six of the eight director nominees – Messrs. Beer, Lane, Lupberger, McNamara, Morrissette, and Robinson – qualify as independent directors under the independence standards of the NYSE and SEC.  In making these determinations, the Board evaluated information furnished by each such person.

In making that determination regarding Mr. McNamara, the Board reviewed the affiliations described under “Certain Relationships and Transactions” provided later in this proxy statement and determined that these affiliations did not create a material relationship with us that would interfere with his exercise of independent judgment.

Board Leadership Structure

Our by-laws specifically provide for the combination of the roles of Chairman and Chief Executive Officer, which we believe is appropriate given the delineation of responsibilities between our Chairman and Chief Executive Officer and our President.  For several decades, a member of the Johnsen family has held the titles of Chairman and Chief Executive Officer, while another family member has held the title of President.  Generally speaking, this arrangement has enabled our Chief Executive Officer to have unified authority to manage our strategic and financial affairs, and to act as our primary spokesperson with regards to the maritime transportation, investment and financial communities. This arrangement has further permitted our President to focus principally on the daily operations of our vessel fleet.  Given the complexities of the maritime transportation industry and the importance of carefully developing and sustaining industry relationships, we believe this clear demarcation of responsibilities has served us well.  We believe the Board’s risk oversight function (discussed below) would be effective under a variety of senior leadership structures and, accordingly, risk mitigation had little if any influence over the selection of our current leadership structure.

We do not have a lead director.  Instead, our independent directors take turns presiding at executive sessions of the independent directors.  See “Non-Management Director Sessions.”

Non-Management Director Sessions

The non-management members of the Board met four times in executive sessions during 2011.  All of the non-management directors attended all sessions.  Consistent with historic practice, the presiding director at these 2011 meetings rotated in order among the non-management directors.

Risk Management

Our Board oversees our risk management function, which is a coordinated effort among our business units, our internal audit department, and our risk management personnel.  The Board has delegated to the Audit Committee principal responsibility for oversight of the risk management function.  The Director of Internal Audit reports directly to the Chief Executive Officer and to the Audit Committee and is responsible for conducting a risk-based audit plan.  The Director of Internal Audit performs a risk assessment annually and selects entities or functions to be audited based upon this assessment.  The Audit Committee approves the audit plan after presentation by the Director of Internal Audit and the Chief Executive Officer.  Our Chief Executive Officer and Audit Committee report periodically to the Board on risk management.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our board of directors and management have adopted corporate governance practices designed to aid in the fulfillment of their respective duties and responsibilities to our stockholders.  Specifically, our Corporate Governance Guidelines, in conjunction with our certificate of incorporation, by-laws, and Board committee charters, forms the framework for the governance of our Company.  Our Board has also adopted a Code of Business Conduct and Ethics.  The Code of Business Conduct and Ethics sets forth principles of ethical and legal conduct to be followed by our directors, officers, and employees.

Availability of Corporate Governance Materials

You may access our certificate of incorporation, our by-laws, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics, and all committee charters under the Investor Relations section of our website at www.intship.com.  You also may request printed copies, which will be mailed to you without charge, by writing to International Shipholding Corporation, Attention:  Manuel G. Estrada, Vice President and Chief Financial Officer, 11 North Water Street,  Suite 18290, Mobile, Alabama 36602.

Communicating with Directors

Stockholders may communicate directly with the Board, or with any individual director, by writing to the Chairman of the Board of Directors of International Shipholding Corporation at 11 North Water Street,  Suite 18290, Mobile, Alabama  36602.  The Chairman will forward the stockholder’s communication to the appropriate director or officer for response.

Stockholders and other interested parties who wish to communicate directly with the non-management members of the Board as a group should direct their correspondence to:  International Shipholding Corporation, Attn: Non-Management Members of the Board of Directors (c/o Director of Internal Audit), 11 North Water Street Suite 18290, Mobile, Alabama  36602.  The Director of Internal Audit will not share such communications or their subject matter with the Corporation’s management and will provide all such communications to the non-management director who will preside at the next scheduled executive session of non-management directors, prior to that meeting.

ROLE OF BOARD COMMITTEES

The Board has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee.  Each of these committees is composed solely of directors who are independent under the listing standards of the NYSE.   In addition, each committee operates under its own written charter adopted by the Board.  Copies of the charters may be obtained as described under “Board of Directors – Availability of Corporate Governance Materials.”

The current members of each committee are identified in the following table, which also indicates the number of meetings each committee held in 2011:

Committee
Outside Director	Audit	Compensation	Nominating and Corporate Governance
Kenneth H. Beer	X	X
H. Merritt Lane III	Chair		X
Edwin A. Lupberger	X	Chair
James J. McNamara		X	X
Harris V. Morrissette		X	X
T. Lee Robinson, Jr.	X		Chair
Number of Meetings in 2011	5	4	2
______________

Audit Committee

The Audit Committee assists the Board in monitoring the integrity of the financial statements; the qualifications and independence of the independent auditors; the performance of our internal audit function and internal audit personnel and independent auditors; and our compliance with legal and regulatory requirements.  All members of the Audit Committee are independent, as defined in NYSE listing standards and applicable SEC rules.  The Board has determined that Messrs. Lane, Lupberger, and Beer qualify as “audit committee financial experts,” as defined by SEC rules.

Compensation Committee

The Compensation Committee discharges the Board’s responsibilities related to the CEO’s compensation and makes recommendations to the Board with respect to non-CEO executive compensation.  The Compensation Committee also administers the Company’s stock incentive plans and makes decisions regarding grants of stock options and restricted stock under the plans.  All members of the Compensation Committee are independent, as independence for compensation committee members is defined in NYSE listing standards, Rule 16b-3 of the Exchange Act, and the regulations promulgated under Internal Revenue Code section 162(m).

The “Compensation Discussion and Analysis” section of this proxy statement provides a discussion of the process the Compensation Committee uses in determining executive compensation.  Included in the subsection entitled “The Process of Setting Compensation” is a description of the scope of the committee’s authority, the role played by our Chief Executive Officer in setting compensation for the other Named Executive Officers, and the committee’s engagement of an independent compensation consultant.

Nominating and Governance Committee

The Nominating and Governance Committee’s primary responsibilities include identifying individuals qualified to serve on the Board and its committees, making recommendations to the Board regarding director nominees for the next annual meeting of stockholders, and developing and recommending to the Board a set of corporate governance principles applicable to the Company.  The Nominating and Governance Committee’s policy is to identify individuals qualified to fill any vacant director positions or to stand for re-election based on input from all Board members and the following general criteria: directors should possess practical wisdom, sound judgment and a broad range of experience that is relevant to the Company’s business and is complementary to the background of the other directors.  They should be committed to devoting the time necessary to carry out their responsibilities, serving on the Board for a sufficient period of time to develop knowledge about the business, and objectively representing the best interests of the Company’s stockholders.

DIRECTOR COMPENSATION

The table below details all compensation the Company paid to our non-employee directors for the fiscal year ended December 31, 2011.  Messrs. Niels M. Johnsen and Erik L. Johnsen, who are employed by the Company as executive officers, do not receive any additional compensation for their service as directors.

Fiscal 2011 Outside Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Erik. F. Johnsen(1)	--	--	281,695(2)	281,695
H. Merritt Lane III	53,750(3)	20,000(4)	--	73,750
Edwin A. Lupberger	53,750(3)	20,000(4)	--	73,750
Kenneth H. Beer	53,750(3)	20,000(4)	--	73,750
T. Lee Robinson, Jr.	53,750(3)	20,000(4)	--	73,750
Harris V. Morrissette	53,750(3)	20,000(4)	--	73,750
James J. McNamara	53,750(3)	20,000(4)	--	73,750
______________

(1)	Mr. Johnsen is not standing for re-election, as he will be retiring from our Board on April 25, 2012, the date of our Annual Meeting. Please see “Election of Directors.”

(2)
Between the date of his resignation as Chairman of the Board and Chief Executive Officer in 2007 and December 31, 2011, Erik F. Johnsen provided consulting services in the areas of business development and finance.  Under this agreement, Mr. Johnsen was paid an annual fee of $250,000 for services provided in 2011.  Mr. Johnsen also receives accounting and bookkeeping services from a contract employee whom we paid $31,695 in 2011. Additionally, as a former employee, Mr. Johnsen received retirement benefits in 2011 through our qualified Retirement Plan.  For additional information, see “Certain Relationships and Transactions.”

(3)	Includes $6,250 in fees paid in 2011 for 2010 services and $47,500 paid in 2011 for 2011 services.

(4)	On January 14, 2011, each independent director was granted 739 shares of our Common Stock with a grant date fair value of $20,000 based on that day’s closing stock price.

_______________________________________

We use a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on our Board.  The form and amount of director compensation is reviewed by our Compensation Committee, which makes recommendations to the full Board for its approval.

In 2010, the Compensation Committee requested that its compensation consultant, Towers Watson, prepare a comprehensive review of our director compensation program.  Following that review, the Compensation Committee recommended, and our Board approved, an increase in the annual cash retainer from $25,000 to $47,500 and the addition of an equity component to director compensation, effective January 2011.  The 2011 annual cash retainer fee was fixed for all directors regardless of the number of meetings attended, while the 2010 cash retainer fee was a base fee adjusted upwards depending on the number of meetings attended.

Cash Compensation.  For fiscal 2011, we paid each independent director an annual retainer for Board service of $47,500 and we paid $6,250 in 2011 for 2010 services.

Equity Compensation.  We first added an equity component to our director compensation program in fiscal 2011.  At the beginning of each fiscal year, each independent director receives shares of Common Stock valued at $20,000, based on the closing price of a share on the date of grant.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This section of the proxy statement describes and analyzes our executive compensation philosophy and program in the context of the compensation paid during the last fiscal year to our four executive officers, including our Chief Executive Officer and Chief Financial Officer (our “Named Executive Officers”).  For fiscal 2011, our Named Executive Officers were:

•	Niels M. Johnsen, our Chairman of the Board and Chief Executive Officer;

•	Erik L. Johnsen, our President;

•	Manuel G. Estrada, our Vice President and Chief Financial Officer; and

•	Peter M. Johnston, our Executive Vice President.

In this CD&A, we first provide an Executive Summary of our actions and highlights from the 2011 fiscal year.  Next, we explain the principles that guide our Compensation Committee’s executive compensation decisions in Compensation Philosophy and Objectives.  We then describe the committee’s Process of Setting Compensation, including any supporting role played by the Named Executive Officers themselves.  Finally, we discuss in detail each of the Components of Compensation, which includes, for each component, a design overview as well as the actual results yielded for each Named Executive Officer in fiscal 2011.

Executive Summary

Through our Company’s principal operating subsidiaries, we provide specialized maritime transportation services both domestically and internationally to commercial and governmental customers.  As of December 31, 2011, we own or operate 40 vessels, primarily under medium to long-term time charters or contracts of affreightment.  For more information about our business, please see “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K for the fiscal year ended December 31, 2011.

Overview of Fiscal 2011

During fiscal 2011, our strategy of maintaining an underlying portfolio of medium to long term Contracts of Affeightment and Time Charters enabled us to generate predictable revenues during a challenging time for our industry.  Our Company’s financial and operational accomplishments for fiscal 2011 include the following:

•	net income of $31,500,000 for the full year;

•	acquired a 2000 built ice-strengthened Multipurpose Vessel which will service a new Time Charter Contract with the United States Navy’s Military Sealift Command;

•	improved results on our roll-on/roll-off rail ferries, operating between Mobile, Alabama and Coatzacoalcos, Mexico;

•	we completed the acquisition of 100% interests in our Capesize Bulk Carrier and Handymax Bulk Carrier Newbuilding which produced our $18,800,000 non monetary gain; and

•	acquired two pure car truck carriers which were previously financed under operating leases.

Executive Compensation Program Highlights

As discussed in greater detail below, our executive compensation program is designed to ensure appropriate linkage between executive pay, Company performance, and stockholder results.  Some highlights of our compensation program include:

•
High Percentage of Executive Compensation is Performance-Based.  Approximately 63% of the compensation paid to each of our top two Named Executive Officers – Mr. Niels M. Johnsen and Mr. Erik L. Johnsen – was performance-based (performance-based restricted stock award and annual incentive plan cash award).  For our other two Named Executive Officers, Messrs. Estrada and Johnston, the percentages of performance-based pay were approximately 48% and 40%, respectively.

•
No Supplemental Executive Retirement Programs.  We do not provide our executives with any retirement or deferred compensation plans that are not generally available to our U.S. non-union employees.  However, because each of our Named Executive Officers was employed with us prior to 2006, each participates in our qualified defined benefit pension plan (the “Retirement Plan”), which was subsequently closed to new participants. Benefits under the Retirement Plan are capped at 30 years of service, which all of our Named Executive Officers has surpassed except Mr. Johnston, who has 20 years of service with our Company. Employees hired on or after September 1, 2006, with at least one year of service as of June 30, 2008, are eligible to participate in the new Cash Balance Plan on July, 1, 2008.

•
No Perquisites, No Tax Gross-Ups.  Our Named Executive Officers do not receive any perquisites not generally available to our U.S. non-union employees.  We do not pay tax gross-ups on any perquisites, nor do we have any contractual commitments to pay excise tax gross-ups to any of our executives.

•
All Equity Awards Are Performance-Based with No Current Dividends.  Each executive’s annual equity award consists solely of performance-based shares of restricted stock.  However, any dividends declared on those shares are not paid to the executive unless and until the related shares vest.

•
Equity Awards Are Granted Subject to a Clawback Policy.  Beginning in 2011, all equity awards paid to our executive officers is now subject to recovery or “clawback” by the Company if our financial statements are required to be restated as a result of fraud or intentional misconduct and the recipient’s conduct caused, in whole or in part, the need for restatement.

Compensation Philosophy and Objectives

The Compensation Committee is committed to and responsible for designing, implementing and administering a compensation program for executive officers that ensures appropriate linkage among pay, Company performance, and results for stockholders.  The committee seeks to increase stockholder value by rewarding performance with cost-effective compensation and ensuring that we can attract and retain the best executive talent available through adherence to the following core compensation objectives:

•	providing compensation commensurate with the level of success achieved;

•	providing a total compensation opportunity that over time will approach levels that are competitive with similar size companies and companies in the same or related industries;

•	recognizing and rewarding the achievement of corporate performance goals as well as individual performance; and

•	aligning the interests of executives with those of our stockholders by emphasizing long-term equity incentives.

Our compensation program is designed to reward achievement of corporate objectives and thus will change from time to time as those objectives change.  The specific principles, components, and decisions used in fiscal 2011 in establishing the compensation of executive officers are discussed in more detail below.

The Process of Setting Compensation

The Compensation Committee’s Role

The committee is responsible for approving the Company’s executive compensation framework as well as making compensation decisions for the CEO and recommending compensation decisions to the Board for the other Named Executive Officers.  In establishing the executive compensation program for fiscal 2011, the committee reviewed the 2010 compensation program for the executive officers.  The committee concluded that the fiscal 2010 compensation mix and pay levels continue to be appropriate and elected to recommend to the Board a similar pay mix and potential compensation levels for fiscal 2011.

Analysis Used in Setting Compensation

In setting 2011 compensation, the committee considered each Named Executive Officer’s total compensation package for 2010.  The committee also considered our total general and administrative expenses in relation to our earnings; each individual’s role, responsibilities, performance, experience, and potential; the individual’s historical compensation; and comparisons to our other executive officers.  Total compensation levels of our Chief Executive Officer and our President are similar in recognition of the similar responsibility levels of both officers.

The Role of Management and Other Directors/Evaluating Performance

The committee evaluates the performance of the Named Executive Officers on an annual basis.  The committee considers the recommendations of the Chief Executive Officer as to the appropriate compensation of the other Named Executive Officers.  The Named Executive Officers are not present when the committee meets to evaluate their performance and determine their compensation.  The committee determines the compensation of the Chief Executive Officer and makes recommendations to the Board as to the compensation of the other Named Executive Officers.

Role of Compensation Consultant

Under its charter, the committee has sole authority over the selection, use, and retention of any compensation consultant engaged to assist the committee in discharging its responsibilities.  The committee has had a relationship with Towers Watson (formerly Watson Wyatt Worldwide Inc.), an independent consulting firm, since 2007.  Most recently, the committee has engaged Towers Watson to perform a competitive analysis of our executive and director compensation programs for 2012.  Other than these relationships, Towers Watson performs no other services for our Company.

Consideration of Say-on-Pay Vote Results

At our 2011 annual meeting, we held our first non-binding stockholder advisory vote on executive compensation (“say-on-pay”).  Our stockholders overwhelmingly approved our fiscal 2010 executive compensation, with more than 97% of voting stockholders casting their vote in favor of the say-on-pay resolution.  Because most of the significant fiscal 2011 compensation decisions had already been made at the time of the vote, the committee primarily considered the results of the 2011 say-on-pay vote along with other factors when making executive compensation decisions for fiscal 2012.

In making executive compensation decisions for fiscal 2012, the committee considerations included our stockholders’ strong support for our executive compensation program and information provided by the committee’s compensation consultant.  The committee expects to make certain targeted changes to its executive compensation program for 2012, most notably with regard to equity compensation awards.  For more information, see “Compensation Components – Fiscal 2012 Compensation Program.”

Compensation Components

The three key elements of our executive compensation program are: base salary, an annual incentive award opportunity, and a long-term equity incentive award.  In addition to these main components, we offer our executive officers certain modest retirement benefits generally available to all U.S. non-union employees and certain change of control and termination protections.  Each component is discussed in greater detail below, with a focus on both component design and results yielded during 2011.

Base Salary

Our philosophy is that base salaries should provide a fixed baseline level of compensation that is not contingent upon our company’s performance.  Actual individual salary amounts reflect the committee’s judgment with respect to each executive officer’s responsibility, performance, work experience, the individual’s historical compensation, internal equity considerations and other factors, including any retention concerns.

For fiscal 2011, the committee approved certain modest increases to each Named Executive Officer’s base salary.  Mr. Niels M. Johnsen received a $25,000 increase in base salary, Mr. Erik L. Johnsen received a $20,000 increase in base salary, while each of the other two Named Executive Officers received a $15,000 base salary increase.

Annual Incentive Award

The annual incentive plan is designed to align executive officer pay with Company performance by providing each Named Executive Officer the opportunity to earn an annual bonus based on the achievement of quarterly and annual targets for income before taxes.  As consistent with those set in prior years, the 2011 incentive award opportunity for each Named Executive Officer as a percentage of salary was as follows:

Named Executive Officer	Annual Maximum	Quarterly Maximum
Niels M. Johnsen	50%	12.5%
Erik L. Johnsen	50%	12.5%
Manuel G. Estrada	40%	10.0%
Peter M. Johnston	30%	7.5%
______________

The annual incentive is accrued on a quarterly basis if the target for that quarter is met.  If the Company does not meet the target for any of the first three quarters but meets the target for the full year, the quarter that was missed will then be earned.  Our annual incentive plan does not contemplate discretion by the committee to increase the award.  However, the committee does have discretion to establish other incentive and reward arrangements and pay additional compensation outside of the annual incentive plan.

When setting the performance targets for the annual incentive plan, the committee receives input from the Chief Executive Officer and reviews the approved operating plan for the upcoming fiscal year.  The committee meets with the Chief Executive Officer to review and discuss the performance metrics and the probabilities and risks in achieving these metrics, and then meets in executive session to make its final decisions.

For fiscal 2011, income before taxes target for each quarter and for the full year were as follows:

Annual Incentive Plan – Quarterly Targets for Income before Taxes

Fiscal Quarter	Target ($)
First Quarter	13,847,000
Second Quarter	2,205,000
Third Quarter	2,265,000
Fourth Quarter	3,277,000
All of 2011	21,594,000
______________

The target was met each quarter and for the year.  Our income before taxes for 2011 was $32.2 million, which is calculated by taking net income of $31.5 million plus income tax expenses of $0.7 million.

Long-Term Stock Incentive Awards

In fiscal 2011, our committee granted each Named Executive Officer an equity award comparable to what he had received in fiscal 2009 and 2010.  These awards included a performance vesting condition to further reinforce the relationship between corporate performance and our executive’s compensation.

Performance targets are set at a level that supports our business plan strategy and rewards our executives for improvements in the Company’s financial results.  The vesting of each of the 2011 equity grants was contingent upon the Company’s achievement of at least $21.6 million in net income before taxes for fiscal 2011.  This target was met for 2011, and all shares vested on March 9, 2012, the day the Company filed its 2011 Annual Report on Form 10-K.

Any dividends paid on shares of unvested restricted stock are held by our Company until the underlying shares of restricted stock vest, at which time the dividends are paid to the officer.  In order to protect our executives from the loss of the opportunity to earn their stock-based compensation, all restrictions on restricted stock lapse upon a change of control of our company.  Unvested restricted stock is also forfeited on termination of employment for any reason other than death, disability, or retirement on or after reaching age 65.

In fiscal 2011, the committee began a practice of making its equity awards to each Named Executive Officer subject to a clawback provision.  Under this provision, the Committee has discretion to recover from the recipient all or a portion of the shares granted if, within three years following the vesting date, the Company’s financial statements are required to be restated as a result of fraud or intentional misconduct and the recipient’s conduct caused, directly or partially, the need for restatement.  In addition, the clawback provision makes these equity grants subject to any future revisions to the committee’s clawback policy if necessary to comply with SEC and NYSE rules, to the extent the Company determines those rules apply to previously granted equity awards.

Retirement Benefits

Our executive officers participate in our qualified defined benefit plan (the “Retirement Plan”) and our qualified 401(k) plan, which are available to our non-union employees. We do not provide supplemental retirement programs for our executive officers.  However, we do provide post-retirement medical coverage for all eligible employees, including executive officers, who retire at age 55 or later.

Change of Control and Termination Benefits

We offer certain change of control and termination benefits to our Named Executive Officers for several reasons.  These benefits serve the Company’s interests by encouraging key management personnel to remain employed with the Company in the event of an impending change of control while simultaneously alleviating individual concerns about the possible involuntary loss of employment upon a change of control.  We believe that these change of control protections preserve morale and productivity and encourage retention in the face of the potential disruptive impact of an actual or potential change of control of the Company.  Change of control protections for our executives and other key personnel are an important part of good corporate governance, as they ensure that the interests of our executives will be materially consistent with the interests of our stockholders when considering corporate transactions.

Three of our Named Executive Officers – Niels M. Johnsen, Erik L. Johnsen, and Manuel G. Estrada have stand-alone Change in Control Agreements.  Mr. Peter M. Johnston, who was promoted to an executive officer position in 2009, does not have a change in control agreement but is a participant in our Severance Plan generally available to all U.S. non-unionized employees.  Under the Severance Plan, Mr. Johnston would have been entitled to a severance payment of twelve months’ salary and three months’ continued coverage under the Company’s group health plan if he had been terminated without cause following a change in control.

Information regarding the Change in Control Agreements and the Severance Plan, including the estimated amounts payable that would have been payable to each named executive had a change of control occurred on December 31, 2011, is set forth under the heading “Potential Payments upon Termination or Change in Control – Change in Control.”

Fiscal 2012 Compensation Program

The Compensation Committee is considering changing the executive equity awards to include a mix of both time based share awards and performance based share awards. The total number of shares awarded is not anticipated to materially change.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code of 1986, as amended, prohibits us from deducting more than $1 million in compensation paid to certain executive officers in a single year.  The committee’s policy is to structure compensation that will be fully deductible where doing so will further the purposes of our executive compensation programs.  The committee also considers it important to retain flexibility to design compensation programs that recognize a full range of criteria important to our success, even where compensation payable under the programs may not be fully deductible.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee:

Kenneth H. Beer, Edwin A. Lupberger, James J. McNamara, and Harris V. Morrissette

Compensation Committee Interlocks and Insider Participation

During the last fiscal year, Kenneth H. Beer, Edwin A. Lupberger, James J. McNamara, and Harris V. Morrissette served on the Compensation Committee.  No member served as an officer or employee of our Company or any of our subsidiaries prior to or while serving on the Compensation Committee.  During fiscal 2011, none of our executive officers served as a director or member of the compensation committee of another entity, where an executive officer of the entity served as one of our directors or on our Compensation Committee.

Fiscal 2011 Summary Compensation Table

The following table presents information regarding the total compensation for fiscal years 2011, 2010, and 2009, as applicable, for our Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)	Total ($)
Niels M. Johnsen Chairman of the Board and Chief Executive Officer	2011	445,000	--	523,800	222,500	95,351	1,000	1,287,651
	2010	420,000	--	568,000	210,000	116,504	1,000	1,315,504
	2009	385,000	7,700	453,200	192,500	99,328	1,000	1,138,728
Erik L. Johnsen President	2011	415,000	--	523,800	207,500	180,996	1,000	1,328,296
	2010	395,000	--	568,000	197,500	104,335	1,000	1,265,835
	2009	363,000	7,260	453,200	181,500	54,547	1,000	1,060,507
Manuel G. Estrada Vice President and Chief Financial Officer	2011	250,000	--	130,950	100,000	221,319	1,000	703,269
	2010	235,000	--	142,000	94,000	129,910	1,000	601,910
	2009	209,000	4,180	113,300	83,600	96,121	1,000	507,201
Peter M. Johnston Executive Vice President	2011	190,000	--	65,475	57,000	120,514	1,000	433,989
	2010	175,000	--	71,000	52,500	48,654	1,000	348,154
	2009	143,000	2,860	56,650	42,900	41,012	1,000	287,422

(1)	A special bonus of 2% of gross wages was paid to all employees, including our executives, in lieu of salary increases for 2009.

(2)	The amounts shown in this column reflect the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718.

(3)
The amounts shown in this column reflect cash payments made under our annual incentive bonus plan for performance in the respective years.  For additional information, see “Incentive Compensation Awards” below.

(4)	Reflects the net change during each of the years reflected of the present value of the executives’ accumulated benefits under our Retirement Plan. For more information, see “2011 Pension Benefits.”

(5)	For each executive, this column consists solely of contributions the Company made to our 401(k) plan on his behalf in 2009, 2010, and 2011.

_______________________________________

Fiscal 2011 Grants of Plan-Based Awards

The following table sets forth information about the potential bonus payouts under annual incentive plan grants and equity grants to our Named Executive Officers during fiscal 2011.

Name	Type of Award	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(3) (#)	Grant Date Fair Value of Stock and Option Awards(4) ($)
			Threshold(2) ($)	Target/ Maximum ($)
Niels M. Johnsen	Annual Cash Incentive		55,625	222,500
	Performance-Based Restricted Stock Grant	1/26/2011			20,000	523,800
Erik L. Johnsen	Annual Cash Incentive		51,875	207,500
	Performance-Based Restricted Stock Grant	1/26/2011			20,000	523,800
Manuel G. Estrada	Annual Cash Incentive		25,000	100,000
	Performance-Based Restricted Stock Grant	1/26/2011			5,000	130,950
Peter M. Johnston	Annual Cash Incentive		14,250	57,000
	Performance-Based Restricted Stock Grant	1/26/2011			2,500	65,475
______________

(1)
“Estimated future payouts under non-equity incentive plan award” refers to the potential payments, pursuant to the 2011 annual incentive plan, payable in fiscal 2012.  The amounts actually paid to each Named Executive Officer for fiscal 2011 pursuant to this program are reflected in the “Non-Equity Incentive Plan Compensation” column of the “Fiscal 2011 Summary Compensation Table.”  See “Compensation Discussion & Analysis” for more information about our annual incentive awards.

(2)	Represents one quarter of cash incentive payments for each Named Executive Officer.

(3)
These amounts represent the number of shares of restricted stock granted to each Named Executive Officer in fiscal 2011, which would vest only if the Company’s 2011 net income before taxes met or exceeded $21.6 million.  This target was met on March 9, 2012, the date the Company filed its 2011 Annual Report on Form 10-K with the SEC.

(4)	Awards of restricted stock are valued based on the aggregate grant date fair value computed in accordance with FASB Topic 718.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table sets forth certain information about the outstanding equity awards held by the Named Executive Officers at the end of fiscal 2011.  Restricted stock is the only type of equity award currently held by any of our Named Executive Officers.

	Stock Awards
	Unvested Stock Awards(1)		Unvested Equity Incentive Plan Awards(2)
Name	Number of Shares (#)	Market Value(3) ($)	Number of Unearned Shares (#)	Market Value(3) ($)
Niels M. Johnsen	20,000	373,800	20,000	373,800
Erik L. Johnsen	20,000	373,800	20,000	373,800
Manuel G. Estrada	--	--	5,000	93,450
Peter M. Johnston	--	--	2,500	46,725
______________

(1)	These shares of restricted stock vested on February 1, 2012.

(2)
These amounts represent the number of shares of restricted stock granted to each Named Executive Officer in fiscal 2011, which would vest only if the Company’s 2011 net income before taxes met or exceeded $21.6 million.  This target was met on March 9, 2012, the date the Company filed its 2011 Annual Report on Form 10-K with the SEC.

(3)	Based on the closing market price of $18.69 per share on December 30, 2011.

Option Exercises and Stock Vested in 2011

The following table sets forth information regarding the vesting of restricted stock during fiscal 2011 for the Named Executive Officers.  The Named Executive Officers did not have any stock options vest during 2011.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Niels M. Johnsen	40,000(2)	976,200
Erik L. Johnsen	40,000(2)	976,200
Manuel G. Estrada	10,000(3)	244,050
Peter M. Johnston	2,500(4)	57,275
______________

(1)
Value realized on vesting is calculated on the basis of the closing market price per share on the date of vesting or, if there was no trading in our Common Stock that day, the previous date on which our shares were traded.

(2)
For each executive, 20,000 shares vested on February 1, 2011 (market price of $25.90/share) and 20,000 shares vested on March 14, 2011, the day in which the Company filed its 2010 Annual Report on Form 10-K with the SEC(market price of $22.91/share).

(3)
5,000 shares vested on February 1, 2011 (market price of $25.90/share) and 5,000 shares vested on March 14, 2011, the day in which the Company filed its 2010 Annual Report on Form 10-K with the SEC (market price of $22.91/share).

(4)	2,500 shares of restricted stock vested on March 14, 2011, the day in which the Company filed its 2010 Annual Report on Form 10-K with the SEC (market price of $22.91/share).

2011 Pension Benefits

We maintain a defined benefit pension plan (the “Retirement Plan”) for employees hired prior to September 1, 2006, and all such employees of our domestic subsidiaries who are not covered by union sponsored plans may participate after one year of service.  Employees hired on or after September 1, 2006, with at least one year of service as of June 30, 2008, were eligible to participate in the new Cash Balance Plan on July 1, 2008.  As each of our Named Executive Officers has been with the Company since before September 1, 2006, all of them participate in the Retirement Plan rather than the Cash Balance Plan.

Computation of benefits payable under the defined pension plan is based on years of service, up to thirty years.  Under the final average pay benefit formula the computation is based upon the employee’s highest sixty consecutive months of compensation, which is defined as the participant’s base salary plus overtime (excluding incentive pay, bonuses or other extra compensation).

The standard form of payment depends on marital status at the time the benefits first become payable.  For single employees, the standard payment form is the Life Only annuity option.  This form of payment provides a monthly lifetime benefit which ends upon death.   For employees that are married when benefits become payable, the standard payment form is the 50% joint and survivor annuity.  This form of payment provides a monthly benefit to the employee for their lifetime, and upon their death, it provides the spouse 50% of the monthly benefit payment for the remainder of his/ her life.  In addition to the standard payment forms, the following forms of payments are also available:  10 years Certain and Life, 15 years Certain and Life, 100% joint and survivor annuity, 75% joint and survivor annuity; and High-Low Options.

Employees automatically receive the standard payment option applicable to their marital status at the time the benefits become payable unless they have elected another option in accordance with the terms of the Retirement Plan.

The benefit provided by the Retirement Plan’s formula is subject to certain constraints under the Internal Revenue Code. For 2012, the maximum annual benefit generally is $200,000 under Code Section 415.  Furthermore, under Code Section 401(a)(17), the maximum annual compensation that may be reflected in 2011 for the purpose of determining benefits is $245,000.  These dollar limits are subject to cost of living increases in future years.  Each of the individuals named in the Summary Compensation Table set forth above is a participant in the Retirement Plan and, for purposes of the plan, was credited during 2011 with a salary of $245,000, except Mr. Johnston who was credited with his actual salary.

2011 Pension Benefits

Name	Number of Years Credited Service(1) (#)	Present Value of Accumulated Benefit(2) ($)	Payments During Last Fiscal Year ($)
Niels M. Johnsen	30	1,251,205	--
Erik L. Johnsen	30	784,118	--
Manuel G. Estrada	30	800,685	--
Peter M. Johnston	20	346,663	--
______________

(1)	Retirement Plan benefits are capped at 30 years of service. Niels M. Johnsen has served 41 years, Erik L. Johnsen has served 32 years, and Manuel G. Estrada has served 33 years.

(2)
The present values of the accumulated benefits reported in this table were calculated using the same participant data, plan provisions and actuarial assumptions used to calculate our 2010 retirement plan expense in accordance with U.S. GAAP Accounting Standards Codification Subtopic 715-20, except that SEC rules require the modified assumption that participants defer their retirement until the earliest age they are eligible for an unreduced benefit, which is age sixty-five under the Retirement Plan.  See Note F, “Employee Benefit Plans,” of the Notes to the Financial Statements in our Form 10-K for the year ended December 31, 2011.

Potential Payments Upon Termination or Change of Control

Payments Upon Termination

Each of our Named Executive Officers would be entitled to receive certain payments if his employment ended due to death, disability, or retirement on or after age 65.  Most of these payments are under plans or arrangements generally available to our non-unionized U.S. employees.

Under our Salary Continuation Plan, each Named Executive Officer would receive 26 weeks’ pay if his employment terminated because of his disability.  After that period, the Named Executive Officer would be eligible for benefits equal to 60% of his wages under our Long-Term Disability rider to our MetLife Insurance Policy up until age 65, or if the employee is age 60 or older at the time of disability, the lesser of 60 months or age 70. In addition, each Named Executive Officer is eligible for six months’ continued medical/dental insurance if his employment terminated due to his disability, and may elect to purchase COBRA coverage for up to 36 months thereafter.

We also have a life insurance policy that covers each of our non-union U.S. employees, including our Named Executive Officers.  In the event of his death, the beneficiary of each Named Executive Officer would receive $200,000, the maximum possible individual payout from our MetLife Insurance Policy.  The Named Executive Officer’s estate would be eligible to purchase continued medical/dental coverage through COBRA for up to 36 months following his death.

Under our 2011 Executive Bonus Plan, each Named Executive Officer would be entitled to a pro-rata bonus payment if his employment ended due to death, disability, or retirement on or after age 65.  Each of our Named Executive Officers is also eligible to receive post-retirement medical benefits.

Change of Control Benefits

We have entered into Change in Control agreements with our top three Named Executive Officers.  The agreements, which were originally effective through December 31, 2009, are automatically extended on a year to year basis unless the Company gives at least six months advance notice of discontinuance.  There was no such notice given in 2011.  If the Named Executive Officer is terminated for reasons other than death, disability or cause or by the Named Executive Officer for good reason within three years following a change in control for Mr. Niels M. Johnsen and Mr. Erik L. Johnsen and within two years following a change in control for Mr. Manuel G. Estrada, the executive is generally entitled to receive the following:

•
Three times base salary for Mr. Niels M. Johnsen and Mr. Erik L. Johnsen, and two times base salary for Mr. Manuel G. Estrada.  Payments would be made as a lump sum in cash within five days of the date of the termination.

•
Three times for Mr. Niels M. Johnsen and Mr. Erik L. Johnsen (two times in the case of Mr. Estrada) of the greater of the average bonus over the last three years or the target bonus for the year of termination.  Payments would be made as a lump sum in cash within five days of the date of the termination.

•	Three years of life and health insurance benefits for Mr. Niels M. Johnsen and Mr. Erik L. Johnsen, and two years of benefits for Mr. Manuel G. Estrada.

•	Accelerated vesting of restricted stock grants.

Mr. Johnston does not have a Change in Control agreement, but during the fiscal year he was a participant in our Severance Plan, which covered all our non-unionized U.S. employees.  Under the Severance Plan, Mr. Johnston would have been entitled to a severance payment of twelve months’ salary if he had been terminated without cause following a change in control, plus three months’ continued coverage under the Company’s group health plan.  The severance plan has been extended through December 31, 2012.

The following table quantifies the potential payments to our Named Executive Officers under the contracts, arrangements or plans discussed above, for various scenarios involving a change in control or termination of employment of each of our Named Executive Officers, assuming a December 31, 2011 termination date, and where applicable, using the closing price of our common stock of $18.69 (as reported on the New York Stock Exchange as of December 30, 2011). In addition to these benefits, our Named Executive Officers would be entitled to receive the retirement and pension benefits described above under “Pension Benefits” and any balance in their 401(k) plan.

Event	Niels M. Johnsen	Erik L. Johnsen	Manuel G. Estrada	Peter M. Johnston
Change in Control (No Termination)
Accelerated vesting of restricted stock(1)	$ 747,600	$ 747,600	$ 93,450	$ 46,725
Total	$ 747,600	$ 747,600	$ 93,450	$ 46,725

Change in Control with Termination
Cash severance payment (base pay)	$1,335,000(2)	$ 1,245,000(2)	$500,000(3)	$190,000(4)
Cash severance payment (bonus)	$667,500(2)	$622,500(2)	$200,000(3)	$ --
Cost of Continued Health and Welfare Benefits	$73,878(2)	$66,317(2)	$43,438(3)	$ 5,218(4)
Accelerated vesting of restricted stock(1)	$ 747,600	$747,600	$ 93,450	$ 46,725
Total	$2,823,978	$2,681,417	$ 836,888	$ 241,943

Death
Cash severance payment (bonus)(5)	$ 222,500	$207,500	$ 100,000	$ 57,000
Accelerated vesting of restricted stock(1)	$ 747,600	$747,600	$ 93,450	$ 46,725
Payout of Life Insurance Benefits(6)	$ 200,000	$200,000	$ 200,000	$ 200,000
Total	$1,170,100	$ 1,155,100	$ 393,450	$ 303,725

Disability
Cash severance payment (base pay)(7)	$ 222,500	$207,500	$ 100,000	$ 57,000
Cash severance payment (bonus)(5)	$ 222,500	$207,500	$ 100,000	$ 57,000
Cost of Continued Health and Welfare Benefits(8)	$ 8,669	$ 8,669	$ 8,669	$ 8,660
Accelerated vesting of restricted stock(1)	$ 747,600	$747,600	$ 93,450	$ 46,725
Total	$1,201,269	$1,171,269	$ 302,119	$ 169,385

Retirement (age 65)
Cash severance payment (bonus)(5)	$ 222,500	$207,500	$ 100,000	$ 57,000
Cost of Continued Health and Welfare Benefits(9)	$ 14,218	$ 14,218	$ 14,218	$ 14,218
Accelerated vesting of restricted stock(1)	$ 747,600	$747,600	$ 93,450	$ 46,725
Total	$ 984,318	$969,318	$ 207,668	$ 117,943
_________________________

(1)	Under the terms of our 2011 Stock Incentive Plan, all outstanding equity awards will vest fully upon a change of control.

(2)
If his employment is terminated within three years following a change of control of the Company and such termination is not due to death, disability, with Cause, or without Good Reason, each of Niels M. Johnsen and Erik L. Johnsen is eligible to receive a lump sum payment equal to three years’ salary plus three times the greater of the average bonus paid over the last three years or the target bonus for the year of termination.  In addition, the executive would receive three years’ continued life and health insurance benefits.

(3)
If his employment is terminated within two years following a change of control of the Company and such termination is not due to death, disability, with Cause, or without Good Reason, Manuel G. Estrada is eligible to receive a lump sum payment equal to two years’ salary plus two times the greater of the average bonus paid over the last three years or the target bonus for the year of termination.  In addition, the executive would receive two years’ continued life and health insurance benefits.

(4)
Under the Severance Plan, Mr. Johnston would be entitled to a severance payment of twelve months’ salary if he is terminated without cause, plus three months’ continued benefits under the Company’s group health plan. The severance plan has been extended through December 31, 2011.

(5)
Under the terms of the 2011 Executive Bonus Plan, in the event of an executive’s retirement at age 65,   disability, or death, a pro-rata payment may be paid to the employee, or to his estate, if applicable, on the date the payment would ordinarily be made.

(6)
This figure represents the maximum company-paid group life insurance coverage under MetLife Insurance Policy.  The executive’s estate could elect to purchase continued medical/dental coverage through COBRA for up to 36 months (coverage for the full 36 months would cost the executive’s estate approximately $35,000 at current rates).

(7)	This figure represents the maximum of 26 weeks’ wages at full pay under Salary Continuation Plan; thereafter 60% of wages under Long-Term Disability benefits under MetLife Insurance Policy.

(8)
Each executive would be entitled to six months’ medical/dental benefits; thereafter, the executive could elect to purchase continued medical/dental coverage through COBRA for up to 36 months (coverage for the full 36 months would cost the executive approximately $40,000 at current rates).

(9)	This figure represents the annual cost of post-retirement medical benefits.

AUDIT COMMITTEE REPORT

Management is responsible for our internal controls and the financial reporting process.  Our independent auditor is responsible for performing an independent audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting, and to issue reports thereon.  The Audit Committee’s responsibility is to monitor and oversee these processes, and subject to stockholder ratification, to appoint the independent auditor.

To the Board of Directors of International Shipholding Corporation:

In connection with the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, we have (i) reviewed and discussed with management the audited financial statements as of and for the year ended December 31, 2011, (ii) discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended  by the Auditing Standards Board of the American Institute of Certified Public Accountants, and (iii) received and reviewed written disclosures and a letter from the independent auditors related to applicable requirements for the Public Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and have discussed with the auditors the auditors’ independence.  Based on the reviews and discussions referred to above, we recommend to the Board that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

The following table sets forth the fees for professional services rendered for payment by PricewaterhouseCoppers LLP for fiscal year 2011 and by Ernst & Young LLP for fiscal year 2010, our independent accountants, for these respective years:

	Amount Billed for Fiscal Year Ended
	December 31, 2011	December 31, 2010
Audit Fees(1)	$499,580	$599,140
Audit-Related Fees(2)	106,000	29,442
Tax Fees(3)	0	80,100
Total Fees	$605,580	$708,682

(1)
Audit Fees include fees for the audit of our consolidated financial statements and internal control over financial reporting, review of the interim consolidated financial statements included in quarterly reports,  services related to statutory audits of certain of our subsidiaries, and services related to Form 10-K for the periods presented which were filed for the purpose of including the financial statements of certain foreign unconsolidated subsidiaries.

(2)
Audit Related Fees include fees related to specific transactions outside the original scope of the Annual Audit.  Additionally, for 2010 Audit Related Fees includes fees for audits of our employee benefit plans.

(3)
“Tax Fees” include only 2010 fees paid to Ernst & Young LLP for tax compliance and consulting services as our independent auditors for that year.  Comparable tax compliance and consulting services were performed in 2011 by Ernst & Young LLP, but are not included in the 2011 “Tax Fees” column due to PricewaterhouseCoopers LLP acting as our independent auditors for 2011.  However, the amounts were comparable.

__________________

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditor.  These services may include audit services, audit-related services, tax services, and other services.  Pre-approval is generally provided for up to one year and is detailed as to the particular service or category of services.  The Audit Committee may also pre-approve particular services on a case-by-case basis.  The Audit Committee pre-approved 100% of the audit fees, audit-related fees, and tax fees for the fiscal year ended December 31, 2011.

The Audit Committee determined that the provision of non-audit services discussed above is compatible with maintaining the independence of PricewaterhouseCoopers LLP from the Company.

Submitted by the Audit Committee members:

Kenneth H. Beer, H. Merritt Lane, III, Edwin A. Lupberger, and T. Lee Robinson, Jr.

PROPOSAL TO RATIFY THE RETENTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(PROPOSAL 2)

Our 2011 financial statements were audited by PricewaterhouseCoopers LLP (“PwC”). The Audit Committee of the Board has appointed PwC as our independent auditors for the fiscal year ending December 31, 2012 and the Board is submitting that appointment to its stockholders for ratification at the Annual Meeting.  Although stockholder ratification of PwC appointment is not legally required, we are submitting this matter to the stockholders, as in the past, as a matter of good corporate practice. Representatives of  PwC will be present at the Annual Meeting, are expected to be available to respond to appropriate questions, and will have an opportunity to make a statement if they wish.  If the stockholders fail to vote on an advisory basis in favor of the appointment of PwC at the meeting, the Audit Committee will reconsider whether to retain PwC and may appoint that firm or another without re-submitting the matter to the stockholders.  Even if the stockholders ratify the appointment, the Audit Committee may, in its discretion, select a different independent auditor at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.  In connection with selecting the independent auditor, the Audit Committee reviews the auditor’s qualifications, control procedures, cost, proposed staffing, prior performance and other relevant factors.

Ratification of PwC’s appointment as our independent auditors for 2012 will require the affirmative vote of the holders of at least a majority of the voting power present or represented at the Annual Meeting.

Our Board of Directors unanimously recommends a vote FOR the approval of this proposal.

ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY VOTE”)

(PROPOSAL 3)

We are seeking stockholder approval of the compensation of our Named Executive Officers as disclosed in this proxy statement pursuant to SEC rules.  This disclosure includes the Compensation Discussion and Analysis (“CD&A”), the compensation tables, and the accompanying narrative compensation disclosures.  Stockholders are asked to vote on the following resolution:

RESOLVED, that the compensation of the Named Executive Officers as disclosed in the proxy statement for the Company’s 2012 annual meeting of stockholders pursuant to Item 402 of Regulation S-K of the rules of the Securities and Exchange Commission is hereby approved.

We understand that executive compensation is an important matter for our stockholders.  Our core executive compensation philosophy and practice continues to be to pay for performance, and we believe that our compensation program is strongly aligned with the long-term interests of our stockholders.  In considering how to vote on this proposal, we encourage you to review all the relevant information in this proxy statement – our CD&A, the compensation tables, and the rest of the narrative disclosures regarding our executive compensation program.

This proposal, commonly known as a “say-on-pay” proposal, gives you the opportunity to express your views on our 2011 executive compensation.  While the vote is advisory, and not binding on the Company, it will provide information to our Compensation Committee regarding investor sentiment about our executive compensation philosophy, policies and practices.  We invite stockholders who wish to communicate with our Board on executive compensation or any other matters to contact us as provided under “Board of Directors – Communicating with Directors.”

Approval of this proposal requires the affirmative vote of the holders of at least a majority of the voting power present or represented by proxy at the Annual Meeting.  See “Other Matters – Quorum and Voting of Proxies.”

Our Board of Directors unanimously recommends that you vote to approve the compensation of our Named Executive Officers as disclosed in this proxy statement by voting FOR this proposal.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Policy on Related Party Transactions

Our policy on related party transactions requires that such transactions be approved by our Chief Financial Officer, who is responsible for reporting approved transactions to management and to the Audit Committee.  For the purposes of this policy, related parties include our employees, our affiliates, our principal owners, members of the immediate family of our employees or principal owners, trusts for the benefit of our employees, and any entity for which our investment is accounted for by the equity method.  Examples of transactions addressed by the policy include the sale or purchase of assets, leasing of property or equipment, and charges for consulting or administrative services.  Related party transactions are reviewed annually by the Audit Committee pursuant to its Charter, and the Nominating and Governance Committee annually assesses transactions that are considered in determining the independence of the non-management directors.

Related Party Transactions and Relationships in 2011

Furnished below is information regarding certain transactions in which our executive officers and directors or members of their immediate families had an interest during 2011.

We had a consulting agreement, which was terminated on January 1, 2012, with Erik F. Johnsen for services to us in the areas of business development and finance.  Under his consulting agreement, Erik F. Johnsen was paid a total of $250,000 for consulting services in 2011. The agreement for Erik F. Johnsen will not be extended beyond 2011.  For information on this agreement and other arrangements with Erik F. Johnsen, see “Director Compensation.”

R. Christian Johnsen, a son of Erik F. Johnsen, our former Chairman of the Board, and the brother of Erik L. Johnsen, our President, serves as our Secretary and is a partner and member of the Board of Directors of the law firm of Jones, Walker, Waechter, Poitevent, Carrere and Denegre LLP, which has represented us since our inception.  H. Hughes Grehan, a son of Harold S. Grehan, Jr., one of our former directors who resigned in 2008, serves as our Assistant Secretary and is a partner of the same law firm.  We paid fees of $856,378 to the firm for legal services rendered to us during 2011.  We believe that these services are provided on terms at least as favorable to us as could be obtained from unaffiliated third parties.

One of our directors, James J. McNamara, is the former President of National Cargo Bureau, Inc., having retired from all positions with that company in March of 2010.  National Cargo Bureau, Inc. is a non-profit organization that provides nationwide inspection services and surveys to companies involved in domestic and international marine transportation services, including certain of our subsidiaries.  During 2011, we were charged $31,247 for these services, which represents less than 1% of 2011 total gross revenues for National Cargo Bureau, Inc.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than ten percent of our Common Stock, to file initial reports of ownership and reports of changes in ownership with the SEC.  There was one late filing of a Form 4 (reporting a single transaction for Erik F. Johnsen) that should have been filed in mid-November 2011 reporting that shares transferred to a family trust.

OTHER MATTERS

Quorum and Voting of Proxies

The presence, in person or by proxy, of stockholders holding a majority of our outstanding shares of Common Stock is necessary to constitute a quorum to convene the Annual Meeting.  A quorum is necessary for business to be conducted at the meeting.  If a quorum is present, the vote of the holders of a majority of the Common Stock cast, or present or represented, will decide all questions properly brought before the meeting, except with respect to the election of directors, which will be decided by plurality vote.

All proxies duly executed in the form enclosed and received by the Board will be voted as specified and, in the absence of instructions to the contrary, will be voted:  FOR the election of the nominees named in the “Election of Directors” section of this proxy statement, FOR the ratification of the appointment of our independent registered public accounting firm, and FOR the say-on-pay vote.

Management has not received any notice under our “advance notification by-law” that a stockholder desires to present any matter for action by stockholders at the Annual Meeting and does not know of any matters to be presented at the Annual Meeting other than those specified in the accompanying Notice of Annual Meeting of Stockholders.  The enclosed proxy will confer discretionary authority with respect to any other matters that may properly come before the meeting or any adjournment thereof.  It is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on any such matter.

Effect of Abstentions and Broker Non-votes

Under NYSE rules, brokers who hold shares in street name for customers may, subject to certain exceptions, vote in their discretion on matters when they have not received voting instructions from beneficial owners.  Under these rules, brokers who do not receive such instructions will be entitled to vote in their discretion at the Annual Meeting only with respect to the ratification of the appointment of the independent registered public accounting firm.  Brokers will not be entitled to vote in their discretion with respect to any other matter.  If brokers who do not receive voting instructions do not, or cannot, exercise discretionary voting power (a “broker non-vote”) with respect to any matter to be considered at the Annual Meeting, shares that are not voted, as well as shares that are subject to abstentions, will be treated as present for purposes of constituting a quorum to organize the meeting but will not be counted as present, represented by proxy, or cast with respect to considering such matter.  Because all of the matters to be submitted to a vote at the Annual Meeting will be decided by plurality vote or majority vote of the Common Stock present in person or by proxy, broker non-votes and abstentions will not affect the outcome of the voting.

Stockholder Proposals and Nominations

In order to be eligible for inclusion in our 2013 proxy materials pursuant to the federal proxy rules, any stockholder proposal to take action at such meeting must be received at our principal executive offices by November 13, 2012, and must comply with applicable federal proxy rules.  In addition, our by-laws require stockholders to furnish timely written notice of their intent to nominate a director or bring any other matter before a stockholders’ meeting, whether or not they wish to include their proposal in our proxy materials.  In general, notice must be received by our Secretary between October 27, 2012 and January 25, 2013 and must contain specified information concerning, among other things, the matters to be brought before such meeting and concerning the stockholder proposing such matters.  If the date of the 2013 annual meeting is more than 30 days earlier or 60 days later than April 25, 2013, notice must be delivered within the time frames specified in our by-laws, which are publicly available or may be obtained as described above under “Board of Directors – Availability of Corporate Governance Materials.”  For additional information on these procedures, see “Election of Directors – Ability of Stockholders to Nominate Directors.”

BY ORDER OF THE BOARD OF DIRECTORS

R. CHRISTIAN JOHNSEN
Secretary

Mobile, Alabama
March 13, 2012

PROXY
This Proxy is Solicited on Behalf of the Board of Directors of
INTERNATIONAL SHIPHOLDING CORPORATION

     The undersigned hereby (a) acknowledges receipt of the notice of annual meeting of stockholders of International Shipholding Corporation to be held in the Executive Board Room, 18th Floor, RSA Battle House Tower, 11 North Water Street, Mobile, Alabama, on Wednesday, April 25, 2012, at 2:00 p.m., Central Time; (b) appoints Niels M. Johnsen, Erik L. Johnsen and William H. Hines, or any one or more of them, as proxies, each with the power to appoint his substitute, and (c) authorizes each of them to represent and to vote, as designated on the reverse side of this Form of Proxy, all of the shares of common stock of International Shipholding Corporation held of record by the undersigned on March 2, 2012, at the annual meeting of stockholders to be held on April 25, 2012, or any postponements or adjournments thereof.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

INTERNATIONAL SHIPHOLDING CORPORATION

April 25, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL STOCKHOLDERS MEETING TO BE HELD ON APRIL 25, 2012:
Proxy Materials relating to this meeting
Are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=03200

PLEASE SIGN, DATE AND MAIL
YOUR PROXY CARD IN THE
ENVELOPE PROVIDED AS SOON
AS POSSIBLE.

¯	Please detach along perforated line and mail in the envelope provided ¯

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]

1.	Election of Directors:

NOMINEES:
☐FOR ALL NOMINEES                                                                                                        ☐ Kenneth H. Beer
☐WITHHOLD AUTHORITY                                         ☐    Erik L. Johnsen
      FOR ALL NOMINEES                                                                                                       ☐    Niels M. Johnsen
                    ☐     H. Merritt Lane III
☐FOR ALL EXCEPT                                                                                                               ☐ Edwin A. Lupberger
     (See instructions below)                                                                                                    ☐ James J. McNamara
                                                                                                                                                    ☐ Harris V. Morrissette
 ☐ T. Lee Robinson, Jr.

INSTRUCTIONS:  To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

2.  Ratify the appointment of PricewaterhouseCoopers LLP as the independent auditors for the Company for the fiscal year ending December 31, 2012.
☐FOR           ☐AGAINST        ☐ABSTAIN

3.  Advisory vote to approve the Company’s executive compensation as disclosed in the Company’s accompanying 2012 proxy statement.
☐FOR           ☐AGAINST       ☐ABSTAIN

4.  In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.  If this proxy is properly executed but no directions are given, this proxy will be voted FOR all Nominees for Director and FOR Proposals 2 and 3.

To change the address on your account, please check the box at right and indicate your new address in the address space above.  Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder _________________________ Date:____________
Signature of Stockholder _________________________ Date:____________

NOTE:  Please sign exactly as your name or names appear on this Proxy.  When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.